SALES AGREEMENT

between

Aker BioMarine Antarctic AS, Organisation No. 988354139 (the “Supplier”)

and
Schiff Nutrition Group, Inc.
(the “Customer”)

This Sales Agreement is entered into as of August 31, 2009 (the “Effective Date”) by and between Aker BioMarine Antarctic AS (Organisation No. 988354139), Fjordalleen 16, N-0112 Oslo, Norway (the “Supplier”) and Schiff Nutrition Group, Inc., 2002 S. 5070 West, Salt Lake City, UT, U.S.A. 84104-4726 (the “Customer”).

The Supplier and the Customer are hereinafter collectively referred to as the “Parties” or, individually, a “Party”.

WHEREAS, the Supplier is planning to launch its krill oil product into the U.S. supplement market;

WHEREAS, the Supplier has made significant investments in the harvesting of krill and is planning to develop Superba™ as the leading ingredient brand for krill based products;

WHEREAS, the Customer sells or intends to sell krill oil products in the Territory and Export Territories (each as defined herein);

WHEREAS, the Supplier wants to sell the Supplier’s krill oil products in the Territory and Export Territories, and whereas the Customer has a strong interest in including the Supplier’s krill oil products in such supplement business; and

WHEREAS, the Supplier and the Customer are entering into this Agreement for the purpose of accomplishing this goal.

1. DEFINITIONS

For the purposes of this Agreement, any capitalized terms shall have the following meanings when used herein, always provided that where the context so allows, words importing the singular include the plural and vice versa:

Agreement shall mean this Sales Agreement and its Appendices and Schedules (as amended by written agreement from time to time).

Effective Date shall have the meaning set for in the preamble.

Export Territories shall have the meaning provided in Appendix I.

Initial Period shall have the meaning provided in Section 15.

Oil Specification means the Specification for the Product in oil form as described in Appendix II.

Patents shall mean those patents set forth in Appendix III, together with any patents and/or patent applications filed by Supplier and covering or related to the Product, including any United States patents issued from such applications and from divisionals, continuations, and continuations-in-part of these applications; and any foreign patent applications and/or patents which are directed to subject matter specifically described in such United States patents and/or patent applications listed.  The term “Patents” shall also include any reissues of such United States patents.

Product shall mean (i) the Superba™ krill oil product in encapsulated or oil form, as an ingredient to be used in Customer’s products, and (ii) any combination product containing the Superba™  krill oil product in encapsulated or oil form, provided that such product must have a minimum daily dosage of 300 mg of Superba™ krill oil  (the “Blended Product”).  Unless otherwise stated in this Agreement, the term “Product” is meant to include the Superba™ krill oil contained in the Blended Product.

Purchase Price shall mean the amount to be paid by the Customer for the Product as set out in Appendix IV, as modified from time to time in accordance with Clause 3.2.

Sales Channels shall have the meaning provided in Appendix V.

Softgel Specification means the Specification for the Product in encapsulated form as described in Appendix VI.

Territory shall mean the United States.

Trademarks shall mean those marks set forth in Appendix VII, together with any current or future related trademarks.

U.S. Distributor shall mean Aker BioMarine Antarctic AS or any other distributor based in or doing business in the United States, as selected by Aker BioMarine Antarctic AS, subject to the Customer’s prior written consent, such consent not to be unreasonably withheld.

2. APPOINTMENT

2.1 On the terms and conditions set out in this Agreement, the Supplier hereby grants to the Customer:

(i) a non-exclusive, non-transferable and royalty-free right to directly or indirectly manufacture, advertise, promote, package, ship, distribute, market and sell (collectively, “Sell”) the Product in the Territory in the Sales Channels and in the Export Territories in the Sales Channels, provided the Product is purchased from the Supplier; and

(ii)  a non-exclusive, non-transferable and royalty-free right to use one or more of the Trademarks in the Territory in the Sales Channels and in the Export Territories for the sole purpose of manufacturing, advertising, promoting, packaging, shipping, distributing, marketing and sale (collectively, “Sale”) of the Product in accordance with the guidelines set forth on Appendix VIII, provided that any use of the Trademark on the Blended Products is subject to the prior consent of the Supplier.

The Customer shall only use the licenses to manufacture the Product set forth in Section 2.1(i) and (ii) above for the manufacture of softgels, capsules or other finished product and for the manufacture of Blended Products, and not for the manufacture of krill oil itself.  No consents, approvals or authorizations shall be required from Supplier in connection with Customer’s exercise of its licenses under (i)-(ii) above.  Except as otherwise set forth in this Agreement, the Customer shall not assign its rights under (i)-(ii) above.

2.2 Should the Supplier elect to grant any customer/company the exclusive right to Sell the Product or use the Trademark in any territories other than the Territory and Export Territories or any sales channel other than the Sales Channels, the Supplier will preserve non-exclusive rights for the Customer to Sell the Product into the Sales Channels in such territory.

2.3 The Customer shall sell the Product in the Territory in the Customer’s own name and for the Customer’s own account (including, if applicable, in the name and for the account of any of the Customer’s wholly-owned or controlled subsidiaries). Notwithstanding the foregoing sentence, the Customer may also sell private label Product (under its customer’s brand name) in the Territory and the Export Territories, provided that the Customer shall not use the Trademarks on private label Products without the Supplier’s prior written consent.  Neither Party shall represent itself as agent for the other or in any way bind the other to any third parties.

2.4 The Customer will receive the Product in oil or capsule form, as specified by the Customer in the applicable purchase order, from the U.S. Distributor or encapsulator, as applicable.  If at any time the Customer is purchasing capsules rather than oil from the Supplier, the Customer will give 6 months prior notice to the Supplier before using its own encapsulator to encapsulate the Product. If at any time the Customer is purchasing oil rather than capsules from the Supplier, the Supplier shall not be responsible for any liability incurred as a result of the use of the Customer’s encapsulator.

2.5 This Agreement shall not in any way be construed as providing the Customer with any exclusive rights in purchasing, selling and/or distributing the Product within the Territory or outside the Territory. Nor does it include any obligation on the part of the Customer to buy any Product from the Supplier, except that the Customer hereby covenants and agrees that, absent breach of this Agreement by the Supplier that remains uncured after the applicable cure period under this Agreement, it will not purchase any krill oil or krill derived products from any person or third party other than the U.S. Distributor or the Supplier (or an encapsulator that has purchased the Product from the U.S. Distributor or the Supplier on behalf of the Customer) during the term of this

Agreement in accordance with Clause 10 hereunder, except that the Customer may purchase krill oil or krill derived products from a person or third party (such products, “Third Party Products”) only to the extent that the Supplier cannot or will not sell the Product to the Customer for Sale in a given territory or because the registration process has commenced using Third Party Products. If the Customer purchases any Third Party Products because the Product is not offered in such territory, the Parties agree that when the Supplier is able to provide the Product in compliance with this Agreement in such territory and the Customer is able to effect an orderly transition to the Product with its customers in such territory without undue risk or burden, then the Customer will no longer Sell such Third Party Product in the applicable territory.  Notwithstanding the foregoing, the Customer shall be permitted to Sell krill oil purchased from a third party prior to the effectiveness of this Agreement.

3. DELIVERY, PURCHASE PRICE AND PAYMENT TERMS

3.1 The Purchase Price for the Products is as set out in Appendix IV.  Such Purchase Price does not include any taxes.  Customer shall be solely responsible for any U.S. taxes.  The Supplier shall be solely responsible for foreign taxes, import duties and other amounts associated with delivering the Product to the U.S. Distributor.

3.2 The Supplier represents that the price the Customer pays for the Product is the Supplier’s lowest price currently in effect for any customer with a license to Sell in the Territory or Export Territories.  Should any lower price, or any better terms, be quoted by the Supplier to any of its customers with a license to Sell in the Territory or Export Territories, prior to completion of the delivery of the goods, the Supplier will promptly notify the Customer and, thereupon, such lower price or better terms will apply to this Agreement, provided that the granting of such lower price or better terms to the Customer would not be in violation of any applicable law.  In calculating the price, the Supplier shall take into account all rebates, discounts, charge-backs, promotions, credits or other favorable terms or similar arrangements.  The Supplier represents and warrants that, to the best of its knowledge, the prices for the Product do not and will not violate any federal, state, county or municipal law or regulation relative to price discrimination, price-fixing, or price stabilization.

3.3 Payment for the Products shall be made to the U.S. Distributor in full, free of bank charges within 45 days of the date of delivery of the Product to the Customer and the associated invoice by the U.S. Distributor. Payment to the U.S. Distributor will satisfy all payment obligations of the Customer under this Agreement, and no further amounts shall be owed to the U.S. Distributor, the Supplier or the encapsulator of the Product (unless the Customer uses its own encapsulator, as described in Section 3.5(v) below).

3.4 The Supplier will pay freight costs to the U.S. Distributor.  The Customer will pay freight costs from the U.S. Distributor to the delivery location.  Title to the Product will pass to the Customer only following Customer’s receipt of such Product at its Salt Lake City facility; subject to the acceptance, Nonconforming Goods and other provisions of Sections 3.5 and 4.3 of this Agreement.

3.5 Ordering Product; Production Quantities.

(i) Purchase Orders.  The Supplier agrees to sell and the Customer agrees to purchase the Product pursuant to specific purchase orders submitted from time to time by the Customer to the U.S. Distributor, which shall include, among other things, the required quantity of the Product.  No purchase order is binding on the Customer unless and until it is in writing and signed by Customer's authorized representative.  The U.S. Distributor shall provide written confirmation within 2 business days of receipt of the purchase order, and such confirmation shall be binding on the Supplier.  Each purchase order shall be deemed to be submitted pursuant to this Agreement and subject to the terms and conditions therein and herein.  In the event of a conflict between the terms of the purchase order and this Agreement, the terms of this Agreement shall apply.

(ii) Forecasts; Minimum Lead Times.  The Customer shall provide the Supplier with a six (6) month non-binding forecast, updated once per quarter.  Beginning January 1, 2010, the Customer shall provide the Supplier with a twelve (12) week binding minimum forecast; provided that the Customer may upon ten days prior written notice to the Supplier delay delivery of the Product purchased.  The Supplier certifies that should the Customer so order, it will provide up to 50 metric tons of Product per year and up to 10 metric tons of Product per month.

(iii) Inventories.  The Supplier will source, purchase and warehouse all raw materials and maintain at all times sufficient inventories of ingredients and supplies to meet its obligations hereunder.  Any expenditure the Supplier may make based on projected future sales to the Customer (including any forecasts by the Supplier or the Customer) are the Supplier's responsibility and at the Supplier's own risk.  The Supplier shall not be entitled to reimbursement of any production costs or expenses unless specifically authorized in writing in advance by the Customer.  The Supplier shall cause the U.S. Distributor to maintain at all times eight (8) weeks of Product inventory in the United States. The Supplier shall ensure that the U.S. Distributor stores the Product according to the Oil Specification or Softgel Specification in Appendix II or Appendix VI, as applicable.  The Supplier agrees to maintain in inventory at all times 400 metric tons of nutraceutical-grade krill meal available for immediate extraction.

(iv) Timeliness.  The Supplier shall, and shall cause the U.S. Distributor to, manufacture, ship and deliver the Product in bulk form acceptable to the Customer, in a timely manner in accordance with the purchase orders submitted by the Customer.  The Supplier agrees that all Product purchased by the Customer shall meet the Oil Specification or Softgel Specification, as applicable.  The Customer shall have forty-five (45) days from receipt of the Product at the Customer’s Salt Lake City facility (in the case of softgels) or at the Customer’s contract encapsulator’s facility (in the case of oil) to inspect the Product in order to determine that it meets such Specifications.  If the Product does not meet the Oil Specification or Softgel Specification, then such Product may be rejected by the Customer at the Supplier's expense; provided that the Supplier will not accept any rejected Product, or incur any cost or expense of any rejected Product, to the extent rejection is due to the fact that it has been changed, altered or blended by the Customer.  If the Customer fails to inspect the Product within such forty-five (45) day period, then the Product shall be deemed to be accepted.  Acceptance of any part of a commercial unit shall not be deemed to be an acceptance of the entire unit. The Supplier agrees that it will notify the Customer immediately of any real or anticipated delays that could impact the supply of the Product or the ability of the Supplier to fulfill its obligations under this Agreement, including, but not limited to, component supply or labor shortages, or events which involve health, safety, building code, or regulatory issues or violations.

(v) Supplier Failure to Supply.  If the Supplier fails to supply the Product in the manner and within the time frames set forth in this Agreement, or is unable to supply the Product for any reason (either, a “Failure to Supply”), the Supplier will promptly notify the Customer of such delay or inability to perform and the Customer will upon receipt of such notice promptly make reasonable efforts to cover with a third party’s product. The Supplier agrees to pay to the Customer the difference between the price the Customer pays to cover and the Purchase Price (“Cover”). Such Cover will not be considered a breach of Clauses 2.5 or 10 of this Agreement, and the Supplier hereby grants the Customer a non-exclusive, royalty-free license that allows Licensee to obtain Product from third parties during the period the Supplier fails to supply the Product, and to Sell such Product without violating this Agreement or the Patents.  If the Customer is unable to cover, the Supplier agrees to pay to the Customer as liquidated damages the difference between the price the Customer would have charged its customer for the applicable lost or delayed sales (based on the most recent price agreed upon by the Customer and its customer prior to the Supplier’s notification to the Customer of the delay or inability to supply) and the Product cost of goods sold, as applicable (“Lost Sales”).  The Supplier will also pay to the Customer any penalties or other costs incurred by the Customer in connection with such lost or delayed sale (“Costs”), including, but not limited to, credits and expenses incurred as a result of returned and/or discontinued Product.  The Supplier’s obligation to pay for Cover, Lost Sales and Costs shall terminate one (1) year following the failure to supply.  The liquidated damages are not an exclusive remedy, but in addition to other rights and remedies available at law or in equity.

The Supplier agrees that the Customer will be entitled to fulfillment of its orders on a first priority basis in the case of any inventory shortfall.

4. PRODUCTS; WARRANTIES AND LIABILITY

4.1 Supplier guarantees that the Product has a minimum of twenty-four (24) months remaining shelf-life at the time of delivery, provided that the Product is stored according to the Oil Specification or Softgel Specification, as applicable, in Appendix II or Appendix VI and that the EPA and DHA levels will be at 100%

of the amount set forth on the Oil Specification or Softgel Specification, as applicable, at the end of the shelf-life.  It is understood and agreed that until the Supplier has the results of its twenty-four (24) month stability testing, the above-stated guarantee will be for a minimum of eighteen (18) months remaining shelf-life.

4.2 The Product supplied shall be in conformity with the Oil Specification and Softgel Specification as set out in Appendix II and Appendix VI, respectively. The Oil Specification and Softgel Specification may be amended by written agreement of the Parties from time to time. The Supplier shall discuss changes to the Oil Specification or Softgel Specification with the Customer before they are implemented, but the Supplier will make the final decision based on an overall evaluation, subject to the Customer’s agreement, such agreement not to be unreasonably withheld. Changes to the Oil Specification or Softgel Specification requested by Customer may cause changes in the Purchase Price to the extent of the actual increase in the cost to the Supplier.

4.3 Upon receipt of the Products the Customer shall make a visual inspection (physical and organoleptic properties) of the goods and within fifteen (15) days after receipt notify the U.S. Distributor of any damaged or defective goods. Defects that could reasonably not be detected for Products in the recipient’s control shall be reported to the U.S. Distributor in writing within reasonable time after the defect was discovered or should have been discovered.  Products that are not rejected in writing within the above time-limits shall be deemed to be accepted.

Without waiving any other rights or remedies available at law or equity, the Customer may reject or revoke acceptance of goods or any portion thereof which, without limitation, are (i) not in conformity with the Customer’s quality control standards, (ii) defective, (iii) otherwise not in conformity with quantities or descriptions referred to in this Agreement or made a part hereof, (iv) not in conformity with the Oil Specification or Softgel Specification under which the goods are to be sold, (v) not in compliance with any mutually approved sample, (vi) not in compliance with the Customer’s current “Supplier Shipping & Compliance Guide” (collectively, “Nonconforming Goods”) or (vii) no longer required as a result of the Supplier’s Failure to Supply and discontinuation by one or more customers of the Customer.  The Supplier shall make no shipment of Nonconforming Goods, whether as an accommodation or otherwise, unless first authorized in writing by the Customer.  Upon rejection or revocation, the Customer, at its option, may return at the Supplier’s expense any or all of the goods or require correction or replacement at Supplier’s expense within five business days.

4.4 The Customer shall have the option to inspect the Product, including materials used in the manufacture or packaging of the Product, and records relating thereto at reasonable times and places before, during and after the manufacture or delivery of the Product.  The Customer reserves the right to inspect any facility in which the Product is manufactured, packaged or stored and any raw materials, goods in process, or finished goods.  The Customer will provide a minimum of ten (10) days prior notice of any such inspection.  An inspection or failure to inspect shall not relieve the Supplier of any responsibility or liability with respect to the Product, including material used in the manufacture or packaging of the Product, nor shall an inspection be interpreted as an acceptance of the Product by the Customer.

4.5 Notwithstanding the foregoing paragraphs, the Customer’s failure to discover Nonconforming Goods or other defects shall not relieve the Supplier of its obligations under Section 13 or any other provision of this Agreement or the applicable purchase order or limit any rights or remedies the Customer may have under applicable law or equity.

4.6 The Supplier hereby represents and warrants to the Customer that (i) the Supplier is the sole owner of the right, title and interest in and to the Product, the Patents and the Trademarks;    (ii) the Supplier is entitled to grant the licenses contemplated hereunder to the Customer; (iii) the development, manufacture, sale, offer for sale, importation, use, distribution, or other exploitation or disposition of the Products will not infringe any intellectual property right of any third party; (iv) the Product, the Trademarks and the Patents do not infringe upon or violate any patent, copyright, trademark, trade name, trade dress or other intellectual or proprietary property rights of any third party in the Territory or the Export Territories; (v)  the Product as delivered by the U.S. Distributor or the Supplier to the Customer will be free of defects, will be manufactured in accordance with U.S. dietary supplement good manufacturing practices and will conform to the description of the  Product ordered by the Customer; (vi) the Product as delivered by the U.S. Distributor or the Supplier to the Customer shall continue to be the same qualitative and quantitative formula as the Product tested in any clinical studies; (vii) the Supplier has the full power, capacity and right to enter into this Agreement, including, but not limited to, the ability and wherewithal to provide for the manufacture of the Product in compliance with this Agreement; (viii) the Supplier has not licensed the Product, the Trademarks or the Patents or any aspect thereof in any manner inconsistent with the licenses granted hereunder; (ix) the Supplier shall convey good, clear and unencumbered title to the Product supplied; (x) neither the execution and delivery of this Agreement nor compliance with the obligations of the Supplier hereunder, will violate any law or regulation, or any order or decrees of any court or government instrumentality, or will conflict with, or result in the breach of, or constitute a default under, any contract, agreement, instrument or judgment to which the Supplier is a party; and (xi) to the best of Supplier’s officers knowledge after reasonable investigation (including, without limitation, consultation with appropriate legal counsel), no action, approval or consent, including but not limited to, any action, approval or consent by any United States, European or Norwegian federal, state, municipal or other governmental agency, commission, board, bureau or instrumentality is necessary in order to constitute this Agreement as a valid, binding and enforceable obligation of the Supplier in accordance with its terms. Notwithstanding this Clause 4.6, the Supplier’s representations with respect to the Blended Product in clauses (iii) and (iv) cover the krill oil, but not the combining of the krill oil with other ingredients.

4.7 The Customer hereby represents and warrants to the Supplier that (i) it has the full power, capacity and right to enter into the Agreement; (ii) it knows of no pending or threatened action in law or in equity, which adversely affects the rights granted herein; (iii) neither the execution and delivery of this Agreement nor compliance with the obligations of the Customer hereunder will violate any law or regulation, or any order or decree of any court or governmental instrumentality, or will result in breach of, or constitute a default under, any contract, agreement instrument or judgment to which the Customer is a party; and (iv) no action, approval or consent, including but not limited to, any action, approval or consent by any United States federal, state, municipal or other governmental agency, commission, board, bureau or instrumentality is necessary in order to constitute this Agreement as a valid, binding and enforceable obligation of the Customer in accordance with its terms.

5. MARKET PLAN AND ANNUAL SALES TARGETS

5.1 Both parties have the intention to work in close relationship, at least twice each year have formal review meetings to discuss marketing plans and the market conditions for the sale of the Product from the Customer, and provide updates of significant changes in marketing plans in between such meetings, in each case to the extent the foregoing does not present a competitive risk to the Customer (as determined by the Customer in its sole discretion).  The Supplier agrees that all such discussions will constitute Confidential Information under the Confidentiality Agreement and that the Supplier shall not disclose any information to its other customers or other third parties.

6. SUPPLIER’S OBLIGATIONS

6.1 The Supplier shall in its own reasonable discretion and free of charge make available to the Customer know-how for building knowledge and awareness of the Product for contribution to sales strategy.

6.2 The Supplier shall at its own reasonable discretion and free of charge make available to the Customer ex-stock, samples, text, photos, originals, matrixes, prospectus, pamphlets and other advertising material which the Supplier has produced and which the Customer may use for the production of brochures, advertisements and other promotional material.

All text material will be provided in English, and all translation and any other work with the above mentioned supplied material that may be needed by the Customer will be for his own account.

6.3 The Supplier shall reasonably promptly grant access to the Customer to all relevant technical material, including material relating to clinical research, and results of other studies and research carried out by well reputed institutions as well as reports on practical experience with the Products.

6.4 The Parties may upon request provide each other with market research and market data concerning the Product.

6.5 At the Customer’s request, the Supplier shall, at its sole expense, provide to the Customer any information as to the contents of the Product or any other information required by any governmental authorities in the Territory or Export Territories.

6.6 The Supplier shall be responsible for the proper and lawful acquisition, maintenance, storage and handling of the ingredients and components of the Product and all related inventory.

6.7 The Supplier shall manufacture or have manufactured, package, label, supply and deliver the Product in accordance with the highest standards of the nutritional supplement industry and in strict compliance with (i) all applicable regulatory requirements, and (ii) the Customer’s current “Supplier Shipping & Compliance Guide”.  The Supplier shall deliver to the Customer all documentation necessary to adequately document the safety, quality and quantity of all ingredients contained therein and the efficacy of the Product. Such documentation shall also include, without limitation, a Certificate of Analysis which provides qualitative and quantitative confirmation of the active ingredient content of the Product and the accompanying laboratory results for each and every lot of the Product.  A Certificate of Analysis will be supplied with each lot of material. The Customer may rely on the content of the Certificate of Analysis for any purpose.

6.8 The Supplier shall materially comply with applicable laws, regulations, rules and orders, including, without limitation, those of the U.S. Federal Food and Drug Administration (the “FDA”) and those relating to the Dietary Supplements and Health Education Act of 1994, as amended.  The Product is guaranteed by the Supplier to be not adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, and not an article which may not, under such Act, be introduced into interstate commerce.  The Product shall be merchantable and fit for its intended use as a dietary supplement by the Customer and the purchasers of the Product.  The Supplier shall promptly notify the Customer of any customer or other complaints, governmental inquiries, quality issues or product liability issues relating to the Product or any of its components.

6.9 The Supplier shall promptly and diligently (a) file applications for patents and trademarks and (b) prosecute any pending patent and trademark applications with the appropriate governmental authorities in the Territory. For the sake of clarity, any efforts by the Supplier to (i) file all applications for patents and trademarks in the Export Territories where they have not already been filed and (ii) prosecute all pending applications with the appropriate governmental authorities in the Export Territories in order to obtain the issuance of patent and trademark registrations shall be at the Supplier’s sole discretion.  If the Supplier fails to file and prosecute applications in any territory after requested by the Customer, the Customer may purchase and Sell Third Party Product without any obligation to discontinue use under Section 2.5.

6.10 The Supplier represents and warrants that it has provided to the Customer all results of each clinical study performed on the Product to date, that such results have not been changed, summarized or altered in any way and that the results are complete and accurate.

7. THE CUSTOMER’S OBLIGATIONS

7.1 The Customer shall be solely responsible for marketing the Product and for the use of marketing materials and claims.  The Customer will not market the Product in any manner materially contrary to FDA regulations or US laws.

8. RESEARCH AND DEVELOPMENT

8.1 The Supplier may, in its sole discretion, invest in clinical studies to prove efficacy of the Product.

8.2 The Supplier shall always have the option, but no obligation, to invest in media and consumer marketing activities and studies proposed by the Customer where the Product is used as one of or the only ingredient. If the Supplier chooses not to exercise such rights, then the Customer has the right to invest in the study.

9. INTELLECTUAL PROPERTY RIGHTS (IPR)

9.1 Patents

(i) The Supplier is developing a global patent portfolio covering the Product and certain uses thereof, and will continue doing so during the term of the Agreement.

(ii) It is understood between the Parties that the Supplier shall be the global owner of current and future patent rights relating to the Product, and any cooperation between the Parties (e.g. related to co-funding of scientific studies) shall be on the basis of this understanding.

(iii) Should the Supplier and/or any affiliates develop patent rights based upon the Product and file any application for or register said patent rights, the Supplier or its designee shall be the sole and exclusive royalty-free owner of such property and, for the term of this Agreement, the Supplier will provide the Customer a non-exclusive and royalty free license to use said patent rights.

(iv) If the Customer contributes to the development of patent rights or patentable solutions by Supplier related to the Product, the Customer will assign all such rights to the Supplier.  Customer agrees to execute and deliver any documents and take all such other actions as may be reasonably requested by Supplier to carry into effect the provisions of this Clause, including, without limitation, the execution of assignments, copyright registrations and patent applications.

9.2 All Products purchased by the Customer from the Supplier shall come with a flow-through license to use the Trademarks and patents registered by the Supplier in the Territory and Export Territories in accordance with the terms of this Agreement, however limited in the Territory to patents that are necessary to distribute, market and sell the Product in the Sales Channels.

9.3 The Supplier shall have sole responsibility for enforcement of the rights under the Trademarks and the Patents in and outside of the Territory.  The Supplier shall control the action and be required to promptly and diligently take all necessary actions to protect the validity of the Trademarks and Patents at its sole expense.  Such action shall include, but not be limited to, assuming responsibility at its expense for the defense of any lawsuit challenging or affecting the rights to the Trademarks or Patents, settling litigation, and/or promptly instituting litigation and diligently litigating the claim at its expense to protect its rights to the Trademark and Patents.  The Customer shall comply, at the Supplier’s expense, with all reasonable requests for assistance in connection therewith, including, without limitation, the furnishing of documents and having its officers or other persons reasonably designated by the Supplier appear as witnesses.

9.4 Improvements

(i)
If during the term hereof, the Supplier shall develop or obtain new or derivative rights or make or acquire any new or derivative rights or make or acquire any new developments, improvements or modifications of or relating to the Product, the Trademarks, the Patents, or any copyrights related thereto (the “Supplier’s Improvements”), the Supplier shall promptly advise the Customer of any and all information concerning the Supplier’s Improvements.  Any Supplier’s Improvements shall be included in the licenses granted herein by the Supplier to the Customer; provided, however, that the Supplier’s Improvements shall be and remain the exclusive property of the Supplier.

(ii)
If during the term hereof, the Customer shall develop or obtain new rights or make or acquire any new or derivative rights or make or acquire any new developments, improvements or modifications of or relating to the Product, the Patents, or any copyrights related thereto (the “Customer’s Improvements”), all of such Customer’s Improvements shall be owned by the Customer.  The Customer shall also own all right, title and interest in any trademarks and copyrights developed by the Customer for use in connection with the Products.

(iii)
 If during the term hereof, the Supplier and the Customer jointly develop or obtain new rights or make or acquire any new or derivative rights or make or acquire any new developments, improvements or modifications of or relating to the Product, the Patents or any copyrights related thereto (the “Collaborative Improvements”), all of such Collaborative Improvements shall be jointly owned by the Supplier and the Customer, as more fully set forth in a Development Agreement to be entered into between the Parties.

10. EXCLUSIVITY

10.1 In consideration of the rights granted to the Customer hereunder, the Customer covenants during the term of this Agreement and absent a breach by the Supplier that remains uncured after the applicable cure period under this Agreement, the Customer shall not by any means (including the internet) manufacture, cause to be manufactured, market, sell, distribute, represent or otherwise deal or have any interest in any krill in the Territory, other than the Products, and other than in connection with products registered outside the Territory that are specific to another supplier (until such time as the Supplier is willing and able to supply the Product in compliance with this Agreement in such territory and the Customer is able to effect an orderly transition to the Product with its customers in such territory without undue risk or burden).  Notwithstanding the foregoing, the Customer shall be permitted to Sell krill oil purchased from a third party prior to the effectiveness of this Agreement, and to Sell Blended Products with a daily dose of krill oil of 300mg or higher; provided that the Customer will not use the Trademarks on the Blended Product without the Supplier’s prior written consent. It is agreed that this provision represents the mutual interests of the Parties.

10.2 Except as described in Sections 2.5 and 10.1 above, the Customer shall buy the Product solely from the U.S. Distributor or the Supplier (or an encapsulator that has purchased the Product from the U.S. Distributor or the Supplier on behalf of the Customer).

11. NOTIFICATION OF INFRINGEMENT, MARKET CONDITIONS ETC.

Each Party shall notify the other as soon as possible of any material change in the market conditions concerning the Products, of all acts of unfair competition and of all infringements and alleged or attempted infringements of the Patents, Trademarks and similar rights of the Supplier which come to such Party’s attention.

In the event that a court or arbitrator reasonably determines that the Product, the Trademarks or the Patents infringe, or may infringe, a third party’s intellectual property rights, or if the Customer’s Sale of the Product or its use of the Trademarks or the Patents is or may be enjoined, the Supplier shall, at its sole expense, procure for the Customer the rights necessary to continue to Sell the Product and use the Trademarks and the Patents as contemplated in this Agreement. The Supplier shall control the process of procuring such rights, and shall do so promptly and with diligence. There shall be no duty to procure any rights necessary to continue to Sell the Product and use the Trademarks and Patents, and the Supplier will bear no expense with respect thereto, where any infringement or enjoining of such rights is as a result of the misuse, misconduct or breach of this Agreement by the Customer.

12. TRADEMARK

12.1 The Customer shall have the right to Sell the Products under the Trademark, subject to the terms of this Agreement, and in the Territory shall display the Trademark prominently on its packaging and, to the extent reasonably practicable, in any marketing, branding or advertising materials according to the Brand Guidelines at Appendix VIII. The Brand Guidelines may be amended from time to time by the Supplier in its sole discretion and will become effective upon written notice to the Customer; provided that such amendments do not require the Customer to comply with more onerous requirements; and provided further that the Customer shall have the right for a reasonable period from the date of such notice to effect an orderly transition with its customers and to sell though its existing inventory of packaging and other marketing materials.

12.2 The Customer acknowledges that the Supplier owns the Trademark. The Customer undertakes not to challenge the validity of the Trademark registrations or to commit any act which would render the Trademark registrations invalid, and undertakes not to apply for registration of the Trademark or confusingly similar trademarks in the Territory.

12.3 The Customer shall not utilize the Trademark for any other purpose than the Sale of the Products. When utilizing the Trademark for such purpose, the Customer shall conform to such standards as the Supplier will from time to time reasonably prescribe with respect to the size, design, position and appearance of the Trademark.

12.4 The Customer shall not in any way alter the Trademark unless otherwise stated in Appendix VIII.

12.5 The right to use the Trademark, packaging, labeling and design as provided for above, shall cease immediately for the Customer on the expiration or termination of this Agreement, except as set forth in Clause 17.

12.6 The Supplier shall be solely responsible for reasonable protection of the Trademark during the existence of this Agreement.

12.7 The Supplier retains the right to review and inspect all materials on which the Trademarks are displayed and to inspect samples of such materials. Failure of the Customer to adhere in all material respects to such standards set out in the Brand Guidelines at VIII which after notice by the Supplier remains uncured for a period of thirty (30) days shall be grounds for the Supplier to terminate Customer’s right to use the Trademarks.

13. INDEMNIFICATION; INSURANCE

13.1 The Supplier shall defend, indemnify, and hold harmless the Customer and its respective directors, officers, employees, shareholders, agents, permitted successors and assigns, as well as its customers, resellers, distributors and licensees (collectively, the “Customer Indemnified Parties”), from and against all suits, claims, injuries, liabilities, losses, damages, judgments, settlements, expenses, and costs (including, without limitation, all costs and expenses of investigation, including pre-suit investigations resulting from threats, demands, allegations, or licensing offers, and all attorneys’ fees and costs resulting therefrom) whether as a direct or indirect result of any litigation, other claim, or allegation by a third party (hereinafter a “Claim”) concerning (a) damage to property; (b) injury or death to persons; or (c) infringement or violation of any patent, copyright, trademark, trade name, trade dress, or any other intellectual or proprietary property right of any third party, which damage, injury, infringement, or violation is alleged to be caused by, relate to, or result from products supplied by the Supplier to the Customer and/or the Customer Indemnified Parties or actions or omissions by the Supplier.

13.2 The Customer shall defend, indemnify, and hold harmless the Supplier and its respective directors, officers, employees, shareholders, agents, permitted successors and assigns (collectively, the “Supplier Indemnified Parties”), from and against all suits, claims, injuries, liabilities, losses, damages, judgments, settlements, expenses, and costs (including, without limitation, all costs and expenses of investigation, including pre-suit investigations resulting from threats, demands, allegations, or licensing offers, and all attorneys’ fees and costs resulting therefrom) whether as a direct or indirect result of any litigation, other claim, or allegation by a third party (hereinafter a “Claim”) concerning (a) damage to property or (b) injury or death to persons, which damage or injury is alleged to be caused by, relate to, or result from actions or omissions by the Customer.

13.3 Any of the Customer Indemnified Parties or Supplier Indemnified Parties entitled to indemnification under Clause 13.1 or 13.2 (an “Indemnified Party”) shall give prompt notice to the Party against whom indemnity is sought (either Customer or Supplier, and each individually an “Indemnifying Party”) of the assertion by any third party of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under Clause 13.1 or 13.2 (the “Third Party Claims”).  The failure by the Supplier or the Customer to so notify either Indemnifying Party shall not relieve either Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Clause 13, except to the extent such failure shall actually prejudice the Indemnifying Party.

13.4 The Indemnifying Party shall within ten (10) business days after receiving notice of a Third Party Claim retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and shall pay the fees and disbursements of such counsel with regard thereto, and shall be entitled to control the defense and/or settlement of such Third Party Claim (except as otherwise provided in this Clause 13.4).  Notwithstanding the foregoing, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to employ one firm or separate counsel (plus local counsel), and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel, if (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest (based upon written advice of counsel to the Indemnified Party), or (ii) the actual or potential defendants in, or targets of, any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the Indemnifying Party, or (iii) the Indemnifying Party fails to assume the defense of the Indemnified Parties against a Third Party Claim.

13.5 The Indemnifying Party shall take all steps necessary in the defense or settlement of such Third Party Claims; and shall at all times diligently and promptly pursue the resolution of such Third Party Claims.  The Indemnified Party shall, and shall cause its representatives to, cooperate with the Indemnifying Party in the defense of any Third Party Claim defended by the Indemnifying Party. The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim as to which the Indemnifying Party has assumed the defense in accordance with the terms of this Clause 13, without the consent of any Indemnified Party, but only to the extent that such settlement or entry of judgment (i) provides solely for the payment of money by the Indemnifying Party, and for payment to be concurrent with the effectiveness of the settlement or entry of the judgment and (ii) provides a complete release of any Indemnified Party potentially affected by such Third Party Claim from all matters that were or could have been asserted in connection with such claims.  Except as provided in the foregoing sentence, settlement or consent to entry of judgment shall require the prior approval of the Indemnified Party.

13.6 Notwithstanding the foregoing, in the event the Indemnifying Party fails to assume the defense of and defend against a Third Party Claim or, having assumed such defense, fails in good faith to diligently defend or contest in any material respect against any Third Party Claim, in each case after written notice thereof, the Indemnified Party shall have the right, but not the obligation, to assume the defense of such Third Party Claim and take such other action as it may elect to defend, protect against or settle such Third Party Claim as it may determine at the Indemnifying Party’s expense.

13.7 The Supplier shall maintain in full force and effect throughout the term of this Agreement general product liability insurance with limits of not less than $2 million per occurrence, $25 million in the aggregate.  The Supplier’s insurance shall name the Customer and its affiliates as an additional insured, shall have broad form vendor’s coverage, and shall be placed with an insurance company which has a most recent rating given by Best’s Key Rating Guide of at least a “A2” or above.  The Supplier agrees to promptly deliver a certificate of said insurance to the Customer.  The Supplier’s insurance required by this Agreement shall be primary with respect to any other insurance available to the Supplier and shall contain a waiver of subrogation by the Supplier’s insurance carrier against the Customer and its insurance carrier with respect to all obligations assumed by the Supplier pursuant to this Agreement.  The Supplier will provide a copy of any contract of insurance required under this Agreement, upon request from the Customer.

14. CONFIDENTIALITY

The Confidentiality Agreement dated March 10, 2008 by and between the Supplier and the Customer (the “Confidentiality Agreement”) is and shall remain in full force and effect.  The parties acknowledge and agree that the existence of this Agreement and the terms and conditions hereof shall constitute Confidential Information under the Confidentiality Agreement.  The Supplier acknowledges that the Customer may file this Agreement or any portion hereof with the Securities and Exchange Commission if the Customer in its discretion deems such to be necessary or advisable.  None of the above shall restrict the Supplier from fulfilling its statutory information obligations as a subsidiary of a company with shares listed on the Oslo Stock Exchange.  Any such filing will not affect the Parties’ obligations of confidentiality with respect to Confidential Information not disclosed in such filing.

15. TERM

The initial period of this Agreement (the “Initial Period”) is from the effective date of this Agreement and expires on August 31, 2012 unless earlier terminated in accordance with Clauses 16 or 17 herein. At the expiry of the Initial Period this Agreement will automatically be extended for 12 (twelve) month periods (each an “Extended Period”) unless notified that the Extended Period will not be renewed upon 6 month’s prior written notice.

16. TERMINATION

Each Party may terminate the Agreement with immediate effect, by notice given in writing setting out the reasons justifying the termination by means of communication ensuring evidence and date of receipt, in case the other Party (i) has committed a breach of its obligations arising out of the Agreement and fails to rectify such breach within thirty (30) days from the date of a written warning notice given by the terminating Party, or (ii) goes bankrupt or enters into liquidation Other than as otherwise provided in this Agreement, termination justified under this Clause shall not be subject to any dismissal compensation or any other fee or payment on the part of the terminating Party.

17. EFFECTS OF TERMINATION

17.1 Upon termination of this Agreement for whatever reason, and without prejudice to its obligations pursuant to this Agreement accrued at the date of termination, the Customer shall have the right for a period of twelve (12) months from the date of such termination or expiration to continue the use of the Trademarks and Patents in conjunction with the Sale of the Products in the Territories and Export Territories in order for the Customer to effect an orderly transition with its customers and to sell through its existing inventory of the Products and related packaging materials.  After such twelve (12) month period, the Customer shall thereafter cease all use of the Trademarks and Patents and the Customer’s license and right to use the Trademarks, the Patents, and the Supplier’s Improvements shall immediately terminate.  The Customer shall not use the Trademarks on its products containing krill oil from another supplier. The Customer shall cease using any and all advertising and promotion materials or other technical or commercial brochures, documents or information supplied by the Supplier in any way, and shall promptly return all such material to the Supplier. All costs of such return, including carriage and insurance, shall be borne exclusively by the Supplier. For the sake of clarity, the right to continue the use of the Trademarks, the Supplier’s Improvements and the Patents in conjunction with the Sale of the Products in the Territories and Export Territories for a period of twelve (12) months from the date of termination or expiration of this Agreement shall be solely for the purposes set forth in this Clause 17.1.

18. FORCE MAJEURE

18.1 Neither Party shall be liable for its failure to perform hereunder to the extent such failure is a result of any events of force majeure beyond the Party’s reasonable control including, but not limited to, acts of God, fire, flood, wars, sabotage, civil strife or demonstrations, strikes, lockouts or other labour disputes, government actions, governmental laws, rules or regulations.

18.2 Promptly following the date of commencement of any event of force majeure, the Party affected by such event shall promptly advise the other Party in writing of such date and the nature of such event of force majeure. If the event of force majeure shall last for a period of 3 months the non-defaulting Party may terminate this Agreement upon written notice.  Notwithstanding anything in this Agreement to the contrary, if the Supplier fails to perform its obligations under this Agreement due to a force majeure, the Customer may cover with a third party.

19. NON ASSIGNMENT

Neither Party shall assign or otherwise dispose of the whole or any part of its rights and obligations under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld. Either Party may, however, assign its rights and obligations under this Agreement to an affiliate or to any acquirer of such Party’s business, in whole or in part.

20. NOTICES

All notices provided for in this Agreement shall be in writing in English and shall be deemed validly sent when sent by first class post, special delivery, registered mail, or air mail postage prepaid, addressed to the respective Parties as follows:

If to the Customer at:
Schiff Nutrition Group, Inc.
2002 S. 5070 West
Salt Lake City, UT 84104-4726
USA
Contact Point: Thomas H. Elitharp

If to the Supplier at:
Aker BioMarine Antarctic AS
Fjordalleen 16, P.O. Box 1301 Vika
N-0112 Oslo, Norway
Telefax : + 47 24 13 01 01
Contact Point: Hallvard Muri

Notices under this Agreement shall also be deemed to be validly sent if sent by facsimile to the facsimile number of the Parties as each last gave written notice of to the other or by e-mail to either Party’s contact person with confirmed delivery. Facsimile or e-mail notices shall be confirmed by first class post, special delivery, registered mail, airmail postage prepaid, but failure to do so shall not render any notice invalid.

21. ENTIRE AGREEMENT

This Agreement (including the appendices), the Confidentiality Agreement and the Supplier Shipping & Compliance Guide constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes all previous agreements, proposals, oral or written and all negotiations, conversations and discussions thereof.  In case of a conflict between this Agreement and the Supplier Shipping & Compliance Guide, the terms of this Agreement shall apply.

22. GENERAL PROVISIONS

22.1 Severability.  If any covenant or other provision of this Agreement, including but not limited to Section 13 hereto, is deemed to be invalid, illegal or incapable of being enforced, by reason of any rule, law or public policy, all other covenants and provisions of the Agreement shall nevertheless remain in full force and effect and no covenant or provision shall be deemed dependent on any other covenant or provision unless so expressed herein. To the extent this Agreement is in violation of applicable law, then the Parties consent and agree to negotiate in good faith to amend the Agreement, to the extent possible consistent with its purposes, to conform to law.

22.2 No Waivers.  The failure or delay of any Party in exercising any right granted it hereunder shall not constitute a waiver of any such right and any single or partial exercise of any particular right by such Party shall not exhaust the same or constitute a waiver of any other right provided herein.

22.3 Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and their respective representatives, successors and authorized assigns.

22.4 Press Releases.  If either Party issues a press release announcing this Agreement, the other Party has the right to review and approve said press release prior to its release. Both Parties further agree to participate in future releases as warranted by advances, changes, upgrades, and other newsworthy events as they occur.

22.5 Interpretation of Agreement.  Should any provision of this Agreement require interpretation or construction, it is agreed by the Parties hereto that the court, arbitrator(s), administrative body, or other entity interpreting or construing this Agreement shall not apply a presumption that the provisions thereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agents prepared the same, it being agreed that the Parties or their respective attorneys and agents have fully participated in the preparation of all provisions of this Agreement.

22.6 Counterparts.  This Agreement may be executed in any number of counterparts and each thereof shall be deemed to be an original; and all such counterparts shall constitute but one and the same instrument.

22.7 Cumulative Rights.  Each party agrees that money damages would not be a sufficient remedy for any breach of this Agreement and that the non-breaching party shall be entitled to seek specific performance and injunctive or equitable relief as a remedy for any such breach and agrees to waive any requirement for the security or posting of any bond in connection with such remedy.  The rights and remedies provided in this Agreement are cumulative and the use of any right or remedy does not limit a party’s right to use any or all other remedies. All rights and remedies in this Agreement are in addition to any other legal rights of the Parties.

22.8 Divisions and Headings.  The divisions of this Agreement into clauses, sections, and subsections and the use of captions and headings in connection therewith is solely for convenience and shall not affect in any way the meaning or interpretation of this Agreement.

23. GOVERNING LAW - DISPUTES

23.1 This Agreement and all sales according to this Agreement shall be governed by, and construed in accordance with, the laws of the state of New York, USA, without reference to the conflict of laws provisions thereof.  For the sake of clarity, the UN Convention on Contracts for the Sale of International Goods does not apply to this Agreement.

23.2 Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity, or termination, shall be referred to and finally resolved by arbitration under the auspices of the International Centre for Dispute Resolution, in accordance with its International Dispute Resolution Procedures, to the extent those Procedures are not inconsistent with the provisions of this paragraph. The number of arbitrators shall be three, all independent and neutral. Within 15 days after commencement of the arbitration, each Party shall select one person to act as arbitrator and the two selected shall select a third arbitrator within 15 days of their appointment. The third arbitrator shall chair the proceedings. The seat, or legal place, of arbitration shall be New York City, USA. The language to be used in the arbitral proceedings shall be English. Within 30 days following the appointment of the arbitrators, each Party shall provide to the other Party copies of all documents relevant to the issues raised by any claim or counterclaim. Discovery disputes shall be resolved upon application to the chair of the arbitration panel; the chair’s resolution shall be final. To the extent not inconsistent with this paragraph, the International Bar Association Rules on the Taking of Evidence in International Commercial Arbitrations shall be applied. Hearings shall be held on four contiguous dates within 150 days after the arbitrators are appointed, and the Award shall be issued within 200 days after the arbitrators are appointed. It is the intent of the Parties that these time limits be strictly enforced, but they may be extended by agreement of the Parties, and failure to adhere to them shall not constitute a basis for challenging the award. The arbitrators shall use best efforts to agree to comply with this paragraph before accepting appointment.

23.3 The Parties agree that the arbitration proceedings and the arbitration decision shall not be public unless otherwise agreed.

23.4 Notwithstanding the foregoing, a Party may at any time seek equitable relief, including injunctive relief, in any court of competent jurisdiction in any country, in order to prevent infringement of any of its intellectual or industrial property rights.

23.5 The prevailing party in any arbitration, litigation or other proceeding arising out of or relating to this Agreement, or the subject matter, enforceability or breach thereof, shall be entitled to recover from the non-prevailing party its costs and reasonable attorneys’ fees, as determined by the arbitrator(s) or court.

23.6 Except as explicitly set forth in this Agreement, neither Party shall be liable to the other for any indirect, special, consequential, incidental or punitive damage, loss or expense, including, without limitation, damages for loss of goodwill, loss of profits, loss of use, lost time and any and all other commercial damages, even if advised of their possible existence. The foregoing exclusion of certain damages shall not apply to any indemnification obligations and/or other amounts owed pursuant to Section 13 above.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate by their duly authorised representatives.

Customer: Schiff Nutrition Group, Inc. Signature: /s/ Thomas H. Elitharp Name: Thomas H. Elitharp Date: August 31, 2009	Supplier: Aker BioMarine Antarctic AS Signature: /s/ Hallvard Muri Name: Hallvard Muri Date: August 31, 2009